Exhibit 4.1

[EXECUTION COPY]

Plains Exploration & Production Company,

as Issuer

AND

THE SUBSIDIARIES NAMED HEREIN,

as Subsidiary Guarantors

AND

The Bank of New York Trust Company, National Association,

AS TRUSTEE

___________________________

SIXTH SUPPLEMENTAL INDENTURE

Dated as of October 20, 2006

To

Amended and Restated Indenture

Dated as of June 18, 2004

8¾% Senior Subordinated Notes due 2012

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of October 20, 2006 (this “Supplemental Indenture”), is by and among Plains Exploration & Production Company, a Delaware corporation (the “Issuer”), the Subsidiary Guarantors listed on the signature pages hereof, and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, N.A.), a limited purpose national banking association with trust powers, as trustee (the “Trustee”).

WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Amended and Restated Indenture, dated as of June 18, 2004 (as amended, supplemented, waived or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 8¾% Senior Subordinated Notes due 2012 of the Issuer (the “Notes”);

WHEREAS, the Notes were issued on July 3, 2002 in an original aggregate principal amount of $200,000,000, and May 30, 2003 in a subsequent aggregate principal amount of $75,000,000, all of which Notes are currently outstanding;

WHEREAS, Section 9.2 of the Indenture provides that the Issuer, the Subsidiary Guarantors and the Trustee may amend the Indenture without notice to any Securityholder, but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

WHEREAS, the Issuer desires and has requested the Trustee and Subsidiary Guarantors to join in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the Issuer has been soliciting consents (the “Consents”) to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated October 4, 2006, and the related Letter of Transmittal and consent (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, the consent of the Holders of more than a majority in aggregate principal amount of the Notes outstanding (the “Required Consents”) has been received; and

WHEREAS, this Supplemental Indenture will become effective upon execution by the Issuer, the Subsidiary Guarantors and the Trustee, but it will not become operative until the Company has purchased at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Deletion of Definitions and Related References. Section 1.1 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1     Deletions from Articles 3, 4, and 6. The Indenture is hereby amended by deleting the following provisions of the Indenture and making certain other changes in provisions of the Indenture and all references thereto in their entirety:

Section 3.2	(SEC Reports);
Section 3.3	(Limitation on Indebtedness);
Section 3.4	(Limitation on Layering);
Section 3.5	(Limitation on Restricted Payments);
Section 3.6	(Limitation on Liens);
Section 3.7	(Limitation on Restrictions on Distributions from Restricted Subsidiaries);
Section 3.8	(Limitation on Sales of Assets and Subsidiary Stock);
Section 3.9	(Limitation on Affiliate Transactions);
Section 3.10	(Change of Control);
Section 3.11	(Limitation on Sale of Capital Stock of Restricted Subsidiaries);
Section 3.12	(Future Subsidiary Guarantors);
Section 3.13	(Limitation on Lines of Business);
Section 3.14	(Effectiveness of Covenants);
Section 3.16	(Partnership and Corporate Existence);
Section 3.17	(Payments of Taxes and Other Claims);
Section 3.18	(Restrictions on Activities of the Co-Issuer);
Section 3.19	(Payments for Consent);
Section 3.21	(Further Instruments and Acts);
Section 3.22	(Statement by Officers as to Default);
Section 4.1	(Merger and Consolidation);
Section 6.1(3), (4), (5), (6), (7), (8) and (9) (Events of Default); and
Section 6.13	(Waiver of Stay).

Section 2.2      Amendment to Article 3. The Indenture is hereby amended by deleting Section 3.20 (Compliance Certificate) in its entirety and replacing such section with the following:

“SECTION 3.20 Compliance Certificate. To the extent that the TIA or other applicable law requires, the Company shall comply with TIA § 314(a)(4).”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1        Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2     Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. Notwithstanding any other provision of this Supplemental Indenture, nothing herein shall reduce the premium payable upon the redemption or repurchase of any Security or change the time at which any Note may or shall be redeemed or repurchased as described in Article V, Section 3.8 or Section 3.10 of the Indenture or any similar provision in the Indenture.

Section 3.3      Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.4     Successors. All agreements of the Issuer and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.5      Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy.

Section 3.6      Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.7      Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.8      Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of Article II of this Supplement shall become operative only upon the purchase of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 3.9    Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of October 20, 2006, certain restrictive covenants of the Issuers and certain Events of Default have been eliminated or limited, as provided in the Supplemental Indenture, dated as of October 20, 2006. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.10  Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PLAINS EXPLORATION & PRODUCTION COMPANY

*By:	/s/ Winston M. Talbert
Name: Winston M. Talbert
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

Subsidiary Guarantors:

ARGUELLO INC.

PLAINS RESOURCES INTERNATIONAL INC.

PLAINS LOUISIANA INC.

PXP GULF COAST INC.

PXP LOUISIANA L.L.C.

By: PXP Louisiana Inc., its sole member

PXP PERMIAN INC.

PXP TEXAS INC.

PXP TEXAS LIMITED PARTNERSHIP

By: PXP Texas Inc., its general partner

NUEVO GHANA INC.

NUEVO INTERNATIONAL INC.

NUEVO OFFSHORE COMPANY

NUEVO RESOURCES INC.

PACIFIC INTERSTATE OFFSHORE COMPANY

BROWN PXP PROPERTIES, LLC

PXP DEEPWATER L.L.C.

*By:	/s/ Winston M. Talbert
Name: Winston M. Talbert
Title: Executive Vice President and Chief Financial Officer

CANE RIVER DEVELOPMENT LLC

*By:	/s/ Winston M. Talbert
Name: Winston M. Talbert
Title: Vice President and Treasurer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK TRUST
COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Z. Kelly
Karen Z. Kelly
Vice President

[Signature Page to Supplemental Indenture]